AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”), is entered into as of July 25, 2019, by and among Cinedigm Corp. a Delaware corporation (“Parent”), C&F Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Alok Ranjan (“Ranjan”), Vikrant Mathur (“Mathur,” and together with Ranjan, the “FT Stockholders”), the holders of the capital stock of the Company indicated on Schedule 4.2 of the Merger Agreement defined below (collectively, including the FT Stockholders, the “Company Stockholders”), the Stockholder Representative, and Future Today Inc, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
RECITALS
WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated as of March 14, 2019 (the “Merger Agreement”) pursuant to and subject to the terms and conditions of which the parties agreed that Merger Sub would be merged with and into the Company, with the Company surviving that merger; and
WHEREAS, the parties hereto wish to amend the Merger Agreement in certain respects;
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Amendment, the parties, intending to be legally bound, agree as follows:
Section 1.    Amendments to the Merger Agreement.
(a)    A new Section 1.5(f) is added to the Merger Agreement reading as follows:
“(f)    Notwithstanding anything in this Agreement to the contrary, any payments made pursuant to the proviso in the definition of “End Date” or as required by Section 2 of Amendment No. 1 to this Agreement dated as of July 25, 2019 shall be considered to be part of, and credited against and deducted from, the Cash Consideration paid at the Closing.”
(b)    Section 1.8(c) is hereby amended to (i) delete the word “and” and the end of clause (ix), (ii) change the period at the end of clause (x) to “; and” and (iii) add a new clause (xi) to read as follows:
“(xi) three (3) Business Days prior to the Closing Date, written evidence certified by the FT Stockholders as being true, complete and correct that is in form and substance satisfactory to the Parent, either (A) substantiating that all legal fees and expenses claimed to be due by any counsel at any time engaged by any of the FT Stockholders, the Company Stockholders, the Company and/or the Stockholder Representative in connection with the Merger, this Agreement, the other Transaction Documents, the Transactions and the Closing, including without limitation the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents, compliance herewith and therewith and the closing of the Merger and the Transactions (collectively “Company Legal Expenses”), have been paid in full prior to the date such evidence is provided to Parent or (B) setting forth all Company Legal Expenses.  The parties to this Agreement acknowledge and agree that if such written evidence does not confirm to Parent’s satisfaction that all Company Legal Expenses have been paid in full, then the amounts that Parent reasonably concludes, based on the written evidence provided, are due and owing with respect to Company Legal Expenses (the “Unpaid Company Legal Expenses”) shall be treated as Company Transaction Expenses and shall be deducted from and applied against the Cash Consideration due at the Closing in accordance with Section 1.5(a) and Section 1.8(a); provided, that, the Company may, not later than the time at which such written evidence is delivered to Parent, request in writing that Parent, and if such written request is timely received Parent shall, deduct from and keep an amount equal to Unpaid Company Legal Expenses from the Cash Consideration due at Closing until such time that the Stockholder Representative shall provide written evidence certified by the Stockholder Representative as being true, complete and correct that is in form and substance satisfactory to Parent that the Unpaid Company Legal Expenses have been paid in full. The parties agree that, for the purposes of calculating the Working Capital Ratio, the holdback of Unpaid Company Legal Expenses shall not be included in accounts payable.”
 (c)    Section 3.4(c) of the Merger Agreement is amended and restated in its entirety to read as follows:
“(c)     Except for the Financing and the Liabilities incurred after March 31, 2018 in the Ordinary Course of Business (none of which, individually or in the aggregate, are material and none of which relates to any violation of applicable Law or breach of Contract), Parent and its Subsidiaries have no Liabilities that are not set forth in the Financial Statements, in either case that would be required to be disclosed or reserved against in a balance sheet in accordance with GAAP.”
(d)    Section 7.2(a) of the Merger Agreement is amended by changing the words “June 30, 2019 (the “End Date”)” to “the End Date”.
(e)    Section 7.3(a) of the Merger Agreement is amended by changing the reference to “Section 6.2” to “Section 6.3”.
(f)    Section 7.3(b) of the Merger Agreement is amended by changing the reference to “Section 6.3” to “Section 6.2”.
(g)    Section 9.6 of the Merger Agreement is amended to replace the address for copies of notices to FT Stockholders, the Stockholder Representative or the Company by removing:
Osborn McDerby LLP
333 Bush Street, 21st Floor
San Francisco, CA 94104
Facsimile: (415) 329-7155
Attention: Richard G. J. McDerby, Esq.
and inserting:
Kaplan Saunders Valente & Beninati LLP
500 North Dearborn Street, 2nd Floor
Chicago, IL 60654
Facsimile: (312) 755-5720
Attention: Richard Demarest Yant

(h)     Section 9.12 of the Merger Agreement is hereby amended by changing the definition of "Company Law Firm" from "Osborn McDerby LLP" to "Osborn McDerby LLP and/or Kaplan Saunders Valente & Beninati LLP".
(i)    Appendix A of the Merger Agreement is amended by amending and restating the definitions of “Earn-Out Period” and “End Date” in their entirety to read as follows:
““Earn-Out Period” means the 12-month period beginning on the first day of the month following the Closing (or on the Closing if it occurs on the first day of the month) and each of the succeeding two 12-month periods immediately thereafter, respectively.”
“”End Date” means July 31, 2019, provided that if on or before July 31, 2019, the Parent notifies the Stockholder Representative that it wishes to extend the End Date to August 14, 2019 and makes a non-refundable payment to each of the Company Stockholders for each share of Company Common Stock held by such Company Stockholder immediately prior to such payment, as instructed by the Stockholder Representative, the Per Share Consideration portion of the aggregate amount of $500,000.00 by wire transfer of immediately available funds to such bank account in the United States as each Company Stockholder shall designate in writing, the End Date shall automatically be extended without any further action on the part of any other party to the Merger Agreement to August 14, 2019. For the avoidance of doubt, all payments pursuant to the proviso in the immediately preceding sentence shall be considered to be part of, and credited against and deducted from, the Cash Consideration paid at the Closing.”
Section 2.    Conditions to Effectiveness. This Amendment shall be effective upon the (i) making of non-refundable payment by Parent to each of the Company Stockholders for each share of Company Common Stock held by such Company Stockholder immediately prior to the such payment, as instructed by the Stockholder Representative, the Per Share Consideration portion of the aggregate amount of $500,000.00 by wire transfer of immediately available funds to such bank account in the United States as each Company Stockholder shall designate in writing within one (1) day of the date of this Amendment and (ii) receipt by each party to this Amendment of counterparts signed by all of the other parties. For the avoidance of doubt, all payments pursuant to the clause (i) of the immediately preceding sentence shall be considered to be part of, and credited against and deducted from, the Cash Consideration paid at the Closing.
Section 3.    Miscellaneous.
(a)     Each party to this Amendment that is a corporation represents and warrants that the execution and delivery by it of this Amendment and the Merger Agreement, as amended hereby, and the performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on its part and no other corporate authorization or proceedings on its part is required therefor. Each party to this Amendment represents and warrants that (i) this Amendment has been duly executed and delivered by it or him, as the case may be, and, assuming the due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against it or him, as applicable, in accordance with its terms, subject to the Equitable Exceptions, (ii) none of the execution, delivery or performance by such party of this Amendment and the Merger Agreement, as amended hereby, in accordance with their terms, nor the consummation by such party of the Transactions, does or shall violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (A) any of the Charter Documents of such party, if any; (B) any Contract to which such party is a party; (C) any applicable Law; or (D) any Permit or Order or judgment applicable to such party and (iii) except as expressly set forth in the Merger Agreement, none of the execution, delivery or performance by such party of this Amendment or the Merger Agreement, as amended hereby, in accordance with their terms, nor the consummation by such party of the Transactions does or will: (A) require any consent, waiver, approval, authorization, Order or Permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Authority applicable to such party; or (B) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.
(b)    Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, is hereby ratified and confirmed. All references in the Merger Agreement to “this Agreement” shall be deemed to refer to the Merger Agreement, as amended hereby.
(c)    Parent and Merger Sub, on the one hand, and the Company Stockholders and the Company, on the other hand, shall each bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with this Amendment, regardless of whether the Closing occurs.
(d)    The parties have participated jointly in negotiating and drafting this Amendment. In the event that an ambiguity or a question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.
(e)    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any principle or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.
(f)    This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. Delivery of a signature page by facsimile or other electronic means shall be deemed to be the equivalent of a manually executed original signature page.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: CINEDIGM CORP.
By_/s/ Christopher J. McGurk_ Name: Christopher J. McGurk Title: Chief Executive Officer
MERGER SUB: C&F MERGER SUB, INC.
By_/s/ Christopher J. McGurk_ Name: Christopher McGurk Title: Chief Executive Officer COMPANY:
FUTURE TODAY INC

By___/s/ Alok Ranjan______
Name: Alok Ranjan
Title: CEO

FT STOCKHOLDERS:

__/s/ Alok Ranjan _________
Alok Ranjan

__/s/ Vikrant Mathur_______
Vikrant Mathur

STOCKHOLDER REPRESENTATIVE:

__/s/ Alok Ranjan_________
Alok Ranjan

__/s/ Vikrant Mathur_____
Vikrant Mathur

COMPANY STOCKHOLDERS: _/s/ Alok Ranjan__________ Alok Ranjan _/s/ Vikrant Mathur___ _ Vikrant Mathur
[TRUST] By: /s/ Trustee
[TRUST] By: /s/ Trustee
[TRUST] By: /s/ Trustee

4844-3840-1708v.1    1